List of Parents and Subsidiaries of the Company

Teryl Resources Corp.
(a British Columbia corporation)

Teryl, Inc.
(a Delaware corporation)
(100% owned by Teryl Resources Corp.)

Argon Investment Corporation
(a British Columbia company)
(100% owned by Teryl Resources Corp

International Diamond Syndicate Ltd.,
(a British Columbia corporation)
(40% owned by Teryl Resources Corp.)